Exhibit 23.4

CONSENT OF MKM ENGINEERING

We hereby consent to (i) the use of the name MKM Engineering, (ii) references to MKM Engineering as an independent oil and gas engineering consulting firm, and (iii) the use of information from our Appraisal of Certain Oil and Gas Interests owned by Permex Petroleum Corporation located in New Mexico and Texas as of September 30, 2024 (the “2024 Appraisal Report”) as well as our Appraisal of Certain Oil and Gas Interests owned by Permex Petroleum Corporation located in New Mexico and Texas as of September 30, 2023 (the “2023 Appraisal Report” and together with the 2024 Appraisal Report, the “Appraisal Reports”), which contain our opinion of the proved reserves and future net revenue of Permex Petroleum as of September 30, 2024 and September 30, 2023, respectively, in the Registration Statement on Form S-1 dated January 21, 2025 of Permex Petroleum Corporation (the “Registration Statement”) and the related prospectus that is a part thereof. We further consent to the inclusion of each of the Appraisal Reports as exhibits in the Registration Statement. We further consent to the reference to MKM Engineering under the heading “EXPERTS” in the Registration Statement and related prospectus.

MKM ENGINEERING
Texas Registered Engineering Firm F-009733

	By	/s/ Michele K. Mudrone
January 21, 2025	Name:	Michele K. Mudrone
	Title:	Professional Engineer